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                              SPECTRAN CORPORATION

                                                                    EXHIBIT 11.1

                              SpecTran Corporation
                     Net Income (Loss) per Share Calculation
                 (Dollars in thousands except per share amounts)

     The following is a calculation of net income (loss) per share for the years ended December 31, 1996, 1995 and 1994.

                                                                      Years Ended December 31,
                                                              ---------------------------------------
Calculation of Primary Net Income (Loss) per Share                1996          1995          1994
--------------------------------------------------            -----------   -----------   -----------
Average common shares outstanding                               5,374,442     5,298,388     5,202,604

Shares assumed to be repurchased under treasury stock
  method for stock options and stock purchase warrants            551,423       283,961          --
                                                              -----------   -----------   -----------

Total Shares                                                    5,925,865     5,582,349     5,202,604
                                                              ===========   ===========   ===========

Net Income (loss)                                             $     3,655   $       542   $      (487)
                                                              ===========   ===========   ===========

Per Share Amount                                              $       .62   $       .10   $      (.09)
                                                              ===========   ===========   ===========


                                                                     Years Ended December 31,
                                                              ---------------------------------------
Calculation of Fully Diluted Net Income (Loss) per Share          1996          1995          1994
--------------------------------------------------------      -----------   -----------   -----------
Average common shares outstanding                               5,374,442     5,298,388     5,202,604

Shares assumed to be repurchased under treasury stock method for stock options and stock purchase warrants

                                                                  587,934       284,364          --
                                                              -----------   -----------   -----------

Total Shares                                                    5,962,376     5,582,752     5,202,604
                                                              ===========   ===========   ===========

Net Income (loss)                                             $     3,655   $       542   $      (487)
                                                              ===========   ===========   ===========

Per Share Amount                                              $       .61   $       .10   $      (.09)
                                                              ===========   ===========   ===========